QUIZNO'S HIRES VETERAN LITTLE CAESARS EXECUTIVE
                          AS CHIEF OPERATING OFFICER

     DENVER, Colo.- Sept. 3, 1998 - The Quizno's Corporation announced today that Mark Laramie, longtime Little Caesars executive, has accepted an offer to
become  QUIZNO'S    first  Chief  Operating  Officer.

     Rick Schaden, a major shareholder of QUIZNO'S, which franchises and owns and operates QUIZNO'S Classic Subs restaurants in the U.S. and Canada, remains the chain's Chief Executive Officer. Schaden and his father, attorney Dick Schaden, bought the chain in 1991 when there were 18 units. Today QUIZNO'S is the third largest U.S. sub chain with more than 400 restaurants in 35 states, Puerto Rico and Canada.

     "Our aggressive growth demands that we continue to add talent to meet the needs of our growing family of restaurants," said Rick Schaden. "Mark Laramie brings tremendous industry experience to help us get to the next level in our journey to becoming a national brand."

     Laramie recently sold his one third interest in and resigned as CEO of Peer Group Enterprises, LLC, which held four Little Caesars franchises operating 53 restaurants in four states.

     Prior to that he was a Group Vice President in charge of franchise operations for Little Caesars Enterprises, Inc., based in Detroit. Laramie was responsible for more than 3,000 restaurants representing more than $1 billion in annual sales and played a key role in Little Caesars' growth from 400 restaurants to more than 4,000 from 1993 to 1996. As Group Vice President, he directed all chain activities and staff associated with franchising, including operations, marketing, legal, real estate, financial, training, team building, franchise sales and non-traditional development.

     Laramie was among five senior executives who worked with the president to develop and implement all corporate policy, strategic planning, brand management operating programs and marketing direction. In 1996, he received recognition from founders Mike and Marion Ilitch for "outstanding individual contribution to the growth and success of the Little Caesars brand."


     At QUIZNO'S, Laramie will focus on the day-to-day operations of the chain and will report directly to Schaden.

     QUIZNO'S has posted Corporate profits for the last four quarters, along with consistent double digit increases in Corporate revenue and chain wide sales for the last four years. At the unit level, costs of goods were down by 4 percent across the chain last year, and Same Store Sales were up more than 9 percent in the last three quarters.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American and Canadian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

For  more  information  contact:          Sue  Hoover,  Sr.  VP,  Marketing
--------------------------------
       The  Quizno's  Corporation  (303)  291-0999,  ext.  3242